CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Mutual Fund Series Trust and to the use of our report dated September 8, 2016 on the financial statements and financial highlights of the Catalyst Exceed Defined Risk Fund (formerly, the Catalyst/Lyons Hedged Premium Return Fund), a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 15, 2017